Exhibit 21.1

Subsidiaries of the Registrant

Name of subsidiary	State/Country of Incorporation	Ownership
Creative Tops Limited	United Kingdom	100%
Creative Tops NL B.V.	Netherlands	100%
Grand Venture Enterprises Limited	Hong Kong	100%
Kitchen Craft (Asia) Limited	Hong Kong	100%
La Cafetiere (UK) Limited	United Kingdom	100%
Lifetime Brands (Jersey) Limited	Jersey, Channel Islands	100%
Lifetime Brands do Brasil Participacoes Ltda.	Brazil	100%
Lifetime Brands Europe Limited	United Kingdom	100%
Lifetime Brands Global Limited	Hong Kong	100%
Lifetime Brands Global Trading (Shanghai) Company Limited	China	100%
Lifetime Brands Holdings Limited	United Kingdom	100%
Lifetime Brands UK Limited	United Kingdom	100%
New Goal Development Limited	Hong Kong	100%
Pfaltzgraff Factory Stores, Inc.	Delaware	100%
PlanetBox LLC	California	100%
The Chef’n Corporation	Washington	100%
Thomas Plant (Birmingham) Holdings Limited	United Kingdom	100%
TMC Acquisition Inc.	Delaware	100%
Trinity Sourcing (Shenzhen) Ltd.	China	100%
Trinity Sourcing Ltd.	Hong Kong	100%
Wallace Silversmiths de Puerto Rico Ltd.	Cayman Islands	100%
LTB de México, S.A. de C.V.	Mexico	99.99%